Exhibit 10.28

CONSULTING AGREEMENT
Effective Date:  April 1, 2019

THIS CONSULTING AGREEMENT (this “Agreement”), is entered into by and between  BioSpecifics Technologies Corporation, a Delaware corporation (“BSTC” or the “Company”), and Pat Caldwell, an individual, with a primary address at 13485 Harding Avenue, San Martin, California 95046 (“Consultant”), as of the date set forth above (the “Effective Date”).  BSTC and Consultant may each be referred to as a “Party” or together, the “Parties”.

WHEREAS, BSTC wishes to obtain the services of Consultant for certain purposes, and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, BSTC and Consultant hereby agree to be legally bound as follows:

1.	Services.

During the Term, Consultant shall perform for BSTC the consulting services described in Schedule 1 (the “Services”).

2.	Compensation.

2.1          Fees for Services.  In connection with the Services, BSTC shall pay Consultant a monthly stipend of Thirty Thousand Dollars ($30,000) for each completed one (1) month period, which shall be payable in accordance with Section 2.5.

2.2          Restricted Stock Units.  Provided this Agreement has not earlier been terminated for Cause (as defined below), after the new equity incentive plan of BSTC is adopted and made effective (which is expected to follow BSTC’s annual meeting in June 2019), pursuant to award agreements which shall govern such awards, BSTC shall issue to Consultant,  on a quarterly basis after the end of each quarter commencing on the Effective Date (i.e. July 1, 2019), five hundred (500) restricted stock units (“RSUs”) up to a maximum of two thousand (2,000) RSUs.  Twenty-five per cent (25%) of each RSU award will vest each year, on the first through fourth anniversaries of the date of issuance to Consultant, provided that Consultant continues to provide Services to BSTC through the applicable vesting date, and all outstanding RSUs will vest immediately if BSTC terminates Consultant’s Services without Cause.

2.3          Benefits.  Consultant is not an employee of BSTC and will not be entitled to participate in or receive any benefit or right as a Company employee under any Company employee benefit and welfare plan, including employee insurance, pension, savings and security plans as a result of Consultant entering into this Agreement.

2.4          Expenses.  BSTC shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of the Services, including travel expenses.  Consultant shall invoice BSTC for such expenses, which invoice shall include reasonable supporting documentation (such as copies of receipts) verifying such expenses, in accordance with Section 2.5.

2.5          Invoicing and Payment.  Consultant shall use his reasonable efforts to consolidate invoices deliverable pursuant to this Section 2 into no more than one (1) invoice per month.    BSTC shall pay all invoices within ten (10) business days of receipt of invoice.

2.6          Taxes and Withholdings.  All taxes relating to Consultant’s performance under this Agreement shall be the responsibility of Consultant.  In particular, Consultant shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation paid or reimbursements provided to Consultant.

3.	Duties of Consultant.

3.1          Availability; Communication, Reports and Performance.  Consultant shall be available to BSTC at its offices or such other places as the Parties may agree, at such times as the Parties may agree, and shall be available for telephone consultations as requested by BSTC.  Consultant shall perform all Services in a prompt and professional manner.  Consultant shall not be entitled to subcontract any of his obligations hereunder.

3.2          Efforts of Consultant.  Consultant shall perform all Services conscientiously and in a professional and timely manner, and devote his best efforts and abilities thereto.  Consultant shall observe all policies and procedures of BSTC, and such other directives as may be promulgated from time to time by BSTC’s officers or board of directors.  In addition, Consultant shall follow generally accepted professional standards of care and all applicable federal, national, state, and local laws, rules and regulations of each country where Services shall be conducted.

3.3          No Conflicting Agreements.  Consultant represents and warrants that Consultant is not a party to any existing agreement that would prevent Consultant from entering into and performing Consultant’s obligations under this Agreement in accordance with its terms.  Consultant shall not enter into any agreement that is in conflict with, or that would prohibit or impair the performance of, Consultant’s obligations under this Agreement in accordance with its terms.

3.4          Independent Contractor.  Consultant understands and agrees that he is acting solely as an independent contractor of BSTC in performing any of the Services and as such agrees that, at all times, Consultant is not an employee of BSTC. Consultant is free to perform services for any other person provided that Consultant does not breach any obligations owed to the Company

4.	Confidentiality.

4.1          Company Confidential Information. Consultant shall hold in strict confidence, and not use, except for the benefit of BSTC, and not disclose to any person or entity without written authorization of BSTC, any Confidential Information (as defined below).  “Confidential Information” means any proprietary or confidential information of BSTC, including technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Consultant by or on behalf of BSTC, either directly or indirectly, whether in writing, orally or by drawings or inspection of documents or other tangible property; provided, that Confidential Information shall not include any of the foregoing items to the extent they have become publicly known and made generally available through no wrongful act of Consultant.

4.2          Third Party Information Held by Consultant.  Consultant represents and warrants that Consultant shall not improperly use or disclose to BSTC or any of its directors, officers, employees or agents, any Confidential Information of any current or former client or other person or entity with whom Consultant has an agreement or duty to keep such information confidential, and that Consultant shall not bring onto the premises of BSTC any such information in any medium unless consented to in writing by such client, person or entity.  In the event of Consultant’s breach of this Section 4.2, Consultant shall ensure that BSTC may freely and fully utilize the information so disclosed for any and all purposes.

4.3          Third Party Information Held by BSTC. Consultant recognizes that BSTC has received, and in the future may receive, from third parties Confidential Information subject to a duty on BSTC’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Consultant shall hold all such information in strict confidence and not disclose it to any person or entity or use it except as necessary in carrying out Services, consistent with BSTC’s agreement with such third party.  For purposes of this Agreement, such third party information shall be deemed part of the Confidential Information of BSTC.

4.4          Required Disclosure of Confidential Information.  If Consultant is required by law or court or governmental order to disclose Confidential Information, Consultant shall give BSTC prompt written notice of such requirement such that BSTC shall have the opportunity to apply for a protective order, injunction or for confidential treatment of such Confidential Information.  Notwithstanding the forgoing, any information disclosed by Consultant pursuant to a court or governmental order shall remain Confidential Information, and may not be disclosed under any other circumstances unless and until the Confidential Information so disclosed becomes publicly known and generally available through no wrongful act of Consultant.

4.5          Reports to Government Entities.  Nothing in this Agreement shall prohibit or restrict Consultant from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the Securities and Exchange Commission (“SEC”), the Department of Justice, the Congress, or any other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (B) responding to any inquiry or legal process directed to Consultant individually (and not directed to BSTC) from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation.  Nor does this Agreement require Consultant to obtain prior authorization from BSTC before engaging in any conduct described in this paragraph, or to notify BSTC that Consultant has engaged in any such conduct.

4.6          U.S. Defend Trade Secrets Act.  The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to limit any rights under such federal law.

5.	Term and Termination.

5.1          Termination by BSTC.  BSTC shall have the right to terminate this Agreement, without notice or penalty, upon the occurrence of any of the following events:  (a) the Consultant fails to perform Services as contemplated in this Agreement, (b) Consultant breaches its obligations under this Agreement or (c) the death or disability of Consultant.  In addition, BSTC shall have the right, without penalty, to terminate this Agreement upon providing thirty (30) days prior written notice to Consultant.

5.2          Obligations.  Upon termination, except as set forth in Section 5.3 below, BSTC shall have no obligation to pay Consultant any fees or expenses that accrued subsequent to (a) a notice of breach of Consultant’s obligations hereunder, (b) the failure of Consultant to perform the Services as contemplated by this Agreement or (c) the commission of fraud upon BSTC by Consultant.

5.3          Severance.  If BSTC terminates this Agreement without Cause (other than due to Consultant’s death or inability to provide the Services), Consultant shall be entitled to receive as severance (subject to Section 5.3(b)) (i) a lump sum payment in the amount of Three Hundred Sixty Thousand and 00/100 Dollars ($360,000.00); and (ii)  if the Consultant has not been issued a total of two thousand (2,000) RSUs at such time, then the Company shall issue to the Consultant the difference between two thousand (2,000) RSUs and the number of RSUs actually issued to the Consultant, which RSUs will be fully vested at the time of issuance  Payment of such amount and issuance of the RSUs, if any, shall be made within thirty (30) days after the separation agreement referred to in Section 5.3(b) below becomes irrevocable.

(a)           Definitions.  For purposes of this Agreement:

(i)          “Cause” means a finding by a majority of the Board of Directors of BSTC that Consultant (i) has materially breached this Agreement, which breach has not been remedied by Consultant within thirty (30) days after written notice has been provided to Consultant of such breach, (ii) has engaged in disloyalty to BSTC that involves personal profit in connection with BSTC or any other entity having a business relationship with BSTC, including, without limitation, fraud, embezzlement or, theft from BSTC (iii) has committed a felony involving moral turpitude or any type of fraud, (iii) has disclosed trade secrets or confidential information of BSTC to persons not entitled to receive such information, or (iv) has engaged in such other misconduct, including the blatant disregard of the policies of BSTC, which is materially injurious to the financial condition or business reputation of, or otherwise materially injurious to, BSTC.

(b)          Release of Claims.  As a condition of receiving any severance for which Consultant otherwise qualifies under Section 5.3, Consultant agrees to execute, deliver and not revoke, within 60 days following the date of termination of this Agreement, a separation agreement containing a general release of BSTC, its affiliates, and their respective employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with Consultant’s provision of services to BSTC or this Agreement (including, without limitation, civil rights claims), in such form as is requested by the Company, such separation agreement to be delivered, and to have become fully irrevocable, on or before the end of such 60-day period.  If such a separation agreement described in the immediately preceding sentence has not been executed and delivered and become irrevocable on or before the end of such 60-day period, no amounts or benefits under Section 5.3 shall be or become payable.

5.4          Survival.  The provisions of Sections 4, 5, and 6 shall survive the expiration or termination of this Agreement.  The expiration or termination of this Agreement shall not impair any right or obligation of any Party accruing prior to the effective date of such expiration or termination.

6.	Miscellaneous.

6.1          Notices.  All notices and other communications required or permitted hereunder shall be in writing and deemed to have been given when hand delivered, or mailed by registered or certified mail or overnight courier with tracking capabilities, as follows or as a Party may otherwise notify to the other in accordance with this Section 7 (provided that such notice of change of address or recipient shall be deemed given only when received):

If to BSTC, to:	If to Consultant, to:
BioSpecifics Technologies Corp	Pat Caldwell
35 Wilbur St. Lynbrook, NY 11563

Attention: Principal Executive Officer	Attention: Mr. Caldwell

6.2          Property; Return or Destruction.  Consultant shall not remove any property from BSTC’s premises without prior written authorization from BSTC; provided, however, the Consultant will be entitled to use BSTC property at his home subject to suitable protection for confidentiality.  Promptly upon the expiration or termination of this Agreement, and earlier if requested by BSTC at any time, Consultant shall deliver to BSTC (and shall not keep in Consultant’s possession or deliver to anyone else) or, at BSTC’s option, destroy all Confidential Information of BSTC (and all embodiments thereof) and all software, documentation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items, or any other work product whatsoever, developed by Consultant as part of or in connection with the Services or otherwise belonging to BSTC.  Consultant shall certify in writing as to such complete return or destruction.

6.3          Indemnification.  Consultant shall indemnify BSTC for all costs, fees (including reasonable attorneys’ fees), expenses, losses and other damages arising from (a) any injury to person or damage to property caused by Consultant, (b) any breach of this Agreement by Consultant or (c) Consultant’s negligence or willful misconduct except in each case to the extent that BSTC has an indemnification obligation to Consultant  pursuant to that Indemnification Agreement (the “Consultant Indemnification Agreement”) between BioSpecifics Technologies Corp. and Consultant with an effective date of September 18, 2012, which remains in full force and effect, and is unaffected by this Agreement.

6.4          Advice of Counsel.  Each Party acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.  Furthermore, this Agreement shall not be construed against any Party by reason of the drafting or preparation hereof.

6.5          Assignment; No Third Party Beneficiaries.  BSTC may assign this Agreement without the prior written consent of Consultant.  Consultant hereby acknowledges and agrees that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the Parties hereto or their respective successors and permitted assigns, any benefits, rights or remedies.

6.6          Governing Law, Arbitration and Attorney Fees.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, United States of America, without giving effect to any conflict of laws provisions.  Any controversy arising out of or relating to this Agreement, the breach of this Agreement, or any dispute between Consultant and BSTC shall be settled by binding arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) before a single arbitrator and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The AAA rules may be accessed at https://www.adr.org/sites/default/files/CommercialRules_Web.pdf. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes. This arbitration clause shall not apply to any claim which by law is not subject to mandatory arbitration. THE PARTIES HEREBY WAIVE THEIR RIGHTS TO HAVE ALL SUCH CLAIMS FILED IN COURT INCLUDING THE RIGHT TO A JURY TRIAL.  The prevailing Party in any dispute or legal action regarding the subject matter of this Agreement shall be entitled to recover its attorney’s fees and costs.

6.7          Equitable Relief.  Consultant agrees that the limitations on its ability to compete with BSTC and to solicit BSTC’s employees and customers as set forth in Sections 3.5 and 3.6, as well as the confidentiality, assignment, licensing and related obligations in Sections 4 and 5 are reasonably necessary to protect BSTC’s legitimate business interests.  Consultant acknowledges that such limitations will not constitute or cause it any undue hardship.  Consultant further agrees that it would be impossible or inadequate to measure and calculate BSTC’s damages from any breach of the covenants set forth in Sections 3, 4 and 5 of this Agreement, and that a breach of such covenants could cause serious and irreparable injury to BSTC.  Accordingly, BSTC shall be entitled, in addition to any other right or remedy available to it, to an injunction from a court or an arbitrator of competent jurisdiction restraining such a breach (or threatened breach) and to specific performance of any such Section.  Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.

6.8          Entire Agreement, Amendment and Waiver.  This Agreement (including the schedule(s) hereto) contains the entire understandings of the Parties and, together with the Consultant Indemnification Agreement,  supersedes all previous agreements (oral and written), negotiations and discussions with respect to the Services.  The Parties may modify any of the provisions hereof only by an instrument in writing duly executed by the Parties.  No waiver of any rights under this Agreement shall be effective unless in writing signed by the Party to be charged.

6.9          Severability.  In the event of the invalidity of any provisions of this Agreement containing any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining provisions of this Agreement.  The Parties will replace an invalid provision or fill any gaps with valid provisions, which most closely approximate the purpose and economic effect of the invalid provision or, in the case of a gap, the Parties’ presumable intentions.

6.10         Interpretation.  The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.  The words “include”, “includes” and “including” (and words of similar meaning) shall be deemed to be followed by the phrase “without limitation”.

6.11         Survival.  The rights and obligations of the Parties, which by intent or meaning have validity beyond such termination (including rights with respect to confidentiality and inventions) shall survive the termination or expiration of this Agreement.

6.12         Counterparts.  This Agreement may be executed in two (2) or more counterparts, including by “PDF” exchange, each of which shall be deemed to be an original as against any Party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the Effective Date.

BIOSPECIFICS TECHNOLOGIES CORP.	PAT CALDWELL

/s/ Jenn Chao	/s/ Pat Caldwell
Authorized Signature	Pat Caldwell

Name: Jenn Chao
Title: Chair of the Compensation Committee

Signature Page to Consulting Agreement

SCHEDULE 1
Services

Consultant shall perform on an interim, part-time basis all of the services typically performed by an Principal Financing/Accounting Officer of a Nasdaq publicly-traded company such as BioSpecifics Technologies Corp.

Schedule 1 to Consulting Agreement